Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 2-50327, 2-95574, and 33-27628) on Form S-8 of General Mills, Inc of our report dated May 26, 2026, with respect to the financial statements and the supplemental Form 5500, Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2025 of the General Mills 401(k) Plan.
/s/ KPMG LLP
Minneapolis, Minnesota
May 26, 2026

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